Advisory Agreement

between

Corporate Income Properties - ARC, Inc.,

Corporate Income Properties – ARC Operating Partnership, LP

and

American Realty Capital Income Properties Advisors, LLC

October 1, 2010

i

Article 13 - Term And Termination of the Agreement	25
13.1 Term	25
13.2 Termination by Either Party	25
13.3 Payments on Termination and Survival of Certain Rights and Obligations	25
Article 14 - Assignment	28
14.1 Assignment of Agreement	28
14.2 Assignment of Payments	28
Article 15 - Indemnification and Limitation of Liability	28
15.1 Indemnification	28
15.2 Limitation on Indemnification	29
15.3 Limitation on Payment of Expenses	29
Article 16 - Miscellaneous	29
16.1 Notices	29
16.2 Modification	31
16.3 Severability	31
16.4 Construction	31
16.5 Entire Agreement	31
16.6 Waiver	31
16.7 Gender	31
16.8 Titles Not to Affect Interpretation	31
16.9 Third Party Beneficiary	31
16.10 Counterparts	32
16.11 Restricted Stock	32

ii

ADVISORY AGREEMENT

This Advisory Agreement, dated as of October 1, 2010 (this “Agreement”), is among Corporate Income Properties – ARC, Inc., a Maryland corporation (“CIP”), Corporate Income Properties – ARC Operating Partnership, LP (the “Partnership”) (CIP and the Partnership being hereinafter collectively called the “Company”), and American Realty Capital Income Properties Advisors, LLC, a Delaware limited liability company (the “Advisor”).

W I T N E S S E T H

WHEREAS, CIP and the Partnership desire to avail themselves of the knowledge, experience, relationships, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors of the Company, all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors of the Company, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Article 1

Definitions

The following defined terms used in this Agreement shall have the meanings specified below:

“Acquisition Expenses” means any and all expenses, excluding the Acquisition Fees, incurred by the Company, the Advisor, the Sub-Advisor or any Affiliate of the Advisor or Sub-Advisor either in connection with the consideration, investigation, selection, evaluation, acquisition or development of any Property, Loan or other Permitted Investment, whether or not acquired or originated, as applicable, including, without limitation, legal fees and expenses, travel and communications expenses, allocable share of personnel expenses (except in cases where Acquisition Fees are payable hereunder), brokerage fees, costs of appraisals, nonrefundable option payments on Properties, Loans or other Permitted Investments not acquired, accounting fees and expenses, title insurance premiums, transfer taxes, documentary stamps, recording fees and the costs of performing due diligence.

“Acquisition Fees” means (i) the fees payable to the Advisor pursuant to Section 8.1, and (ii) all other fees and commissions, excluding Acquisition Expenses, paid by any Person to any other Person in connection with making or investing in any Property, Loan or other Permitted Investment or the purchase, development or construction of any Property by the Company. Included in clause (ii)  above shall be any real estate commission, selection fee, Development Fee, Construction Fee, nonrecurring management fee, loan fee or points or any fee of a similar nature, however designated. Excluded in clause (ii) above shall be Development Fees and Construction Fees paid to Persons not Affiliated with the Advisor or Sub-Advisor in connection with the actual development and construction of a Property.

“Advisor” has the meaning set forth in the initial paragraph of this Agreement.

“Affiliate” means, with respect to any Person, any of the following: (i) any other Person directly or indirectly controlling, controlled by, or under common control with such Person; (ii) any other Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such Person; and (v) any executive officer, director, trustee, or general partner of such Person. An entity shall not be deemed to control or be under common control with an Advisor- or Sub-Advisor-sponsored program unless (A) the entity owns 10% or more of the voting equity interests of such program, or (B) a majority of the board of directors (or equivalent governing body) of such program is composed of Affiliates of the entity. The term “Affiliated” shall have a meaning correlative thereto. For the avoidance of doubt, none of the Company, the Sub-Advisor, any subsidiary of the Company, any subsidiary of the Sub-Advisor and any other Person controlled by, controlling or under common control with American Realty Capital Income Properties Advisors, LLC or Northcliffe Sub-Advisor, LLC shall be an Affiliate of the Advisor.

“Appraised Value” means the value according to an appraisal made by an Independent Appraiser.

“Articles of Incorporation” means the Articles of Incorporation of CIP under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

“Asset Management Fee” shall have the meaning set forth in Section 8.2.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties, Loans and other Permitted Investments secured by real estate before reserves for depreciation or bad debts or other similar non-cash allowances or reserves, computed by taking the average of such values at the end of each month during such specified period.  For an equity interest owned in any Joint Venture, the calculation of Average Invested Assets shall take into consideration the aggregate book value of the Company’s equity interest in the underlying Joint Venture.

“Board of Directors” or “Board” means the persons holding such office, as of any particular time, under the Articles of Incorporation of CIP, whether they are the Directors named therein or additional or successor Directors.

 “Bylaws” means the bylaws of CIP, as amended from time to time.

“Cash from Financings” means the net cash proceeds realized by the Company from the financing of Properties, Loans or other Permitted Investments or from the refinancing of any Company indebtedness (after deduction of all expenses incurred in connection therewith).

“Cash from Sales and Settlements” means the net cash proceeds realized by the Company: (i) from the sale, exchange or other disposition of any of its assets or any portion thereof after deduction of all expenses incurred in connection therewith; (ii) from the prepayment, maturity, workout or other settlement of any Loan or Permitted Investment or portion thereof after deduction of all expenses incurred in connection therewith; and (iii) from regular principal payments on any Loan (or to the extent applicable, any Permitted Investment). In the case of a transaction described in clause (i)(C) of the definition of “Sale” and clause (i)(B) of the definition of “Settlement,” Cash from Sales and Settlements means the proceeds of any such transaction actually distributed to the Company from the Joint Venture or partnership. Cash from Sales and Settlements shall not include Cash from Financings.

“Cash from Sales, Settlements and Financings” means the total sum of Cash from Sales and Settlements and Cash from Financings.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” shall have the meaning set forth in the initial paragraph of this Agreement.

“Competitive Real Estate Commission” means a real estate or brokerage commission paid for the purchase or sale of property that is reasonable, customary, and competitive in light of the size, type, and location of the property.

“Conflicts Committee” means a committee of the Board of Directors consisting of all the independent Directors of the Company.

“Construction Fee” means a fee or other remuneration payable to any Person for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitation on a Property.

“Contract Purchase Price” with respect to a Property means the amount actually paid or allocated to the purchase, development, construction or improvement of a Property, including the amount of Acquisition Expenses and any indebtedness incurred or assumed in connection with the acquisition of the Property but exclusive of Acquisition Fees and Financing Fees.

“Contract Sales Price” means the total consideration received by the Company for the sale of a Property, Loan or other Permitted Investment.

“Cost of Loans and other Permitted Investments” means the sum of the cost of all Loans and Permitted Investments held by the Company, calculated each month on an ongoing basis, and calculated as follows for each Loan or Permitted Investment: the lesser of (i) the amount actually paid or allocated to acquire or fund the Loan or Permitted Investment (including Acquisition Expenses related thereto and the amount of any debt associated with or used to acquire or fund such Loan or Permitted Investment) and (ii) the outstanding principal amount of such Loan or Permitted Investment, as of the time of calculation. With respect to any Loan or Permitted Investment held by the Company through a Joint Venture or partnership of which it is, directly or indirectly, a co-venturer, such amount shall be the Company’s proportionate share thereof.

“Cost of Real Estate Investments” means the sum of (i) with respect to Properties wholly owned, directly or indirectly, by the Company, the amount actually paid or allocated to the purchase, development, construction or improvement of Properties, including Acquisition Expenses related thereto, plus the amount of any outstanding debt attributable to such Properties and (ii) in the case of Properties owned by any Joint Venture or partnership in which CIP or the Partnership is, directly or indirectly, a co-venturer or partner, the portion of the amount actually paid or allocated to the purchase, development, construction or improvement of Properties, including acquisition costs and expenses related thereto, plus the amount of any outstanding debt associated with such Properties that is attributable to the Company’s investment in the Joint Venture or partnership.

“Dealer Manager” means (i) Realty Capital Securities, LLC, a Delaware limited liability company, or (ii) any successor dealer manager to the Company.

“Development Fee” means a fee payable to any Person for the packaging of a Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the Property, either initially or at a later date.

“Director” means a member of the Board of Directors of the Company.

“Disposition Fee” shall have the meaning set forth in Section 8.5.

“Distributions” means any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“Distribution Payout Ratio” shall be computed on a calendar quarter basis and means the quotient obtained by dividing Distributions per Share actually paid during such quarter by MFFO per Share for such quarter.  MFFO per Share shall be computed using weighted average shares outstanding determined in the manner required for computing earnings per share under GAAP.

“Financing Fee” shall have the meaning set forth in Section 8.6.

“Funds Advanced” with respect to any Loan or Permitted Investment means the amount advanced to the borrower with respect to any Loan made by the Company or the amount paid by the Company to acquire any Permitted Investment other than a Loan, including any Acquisition Expenses and any indebtedness incurred or assumed with respect to such Loan or Permitted Investment but excluding any Acquisition Fee or Financing Fee.

“Funds from Operations” or “FFO” means funds from operations computed in accordance with the most current definition of that term as promulgated by the National Association of Real Estate Investment Trusts.

“GAAP” means accounting principles generally accepted in the United States.

“CIP” shall have the meaning set forth in the initial paragraph of this Agreement.

“Gross Proceeds” means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses.

“include,” “included,” “including” and “such as” are to be construed as if followed by the phrase “without limitation.”

“Independent Appraiser” means a person with no material current or prior business or personal relationship with the Advisor, the Sub-Advisor, any Affiliate of the Advisor or Sub-Advisor or any Director, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is a qualified appraiser of real estate as determined by the Board. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (“M.A.I.”) or the Society of Real Estate Appraisers (“S.R.E.A.”) shall be conclusive evidence of such qualification.

“Initial Public Offering” means the initial public offering of Shares registered on the Registration Statement pursuant to the Securities Act of 1933, as amended.

“Invested Capital” means the amount calculated by multiplying the total number of Shares purchased by Stockholders by the issue price, reduced by any amounts paid by the Company to repurchase or redeem Shares pursuant to the Company’s plan for redemption of Shares or otherwise.

“Joint Venture” means any joint venture, limited liability company or other Affiliate of the Company that owns, in whole or in part, on behalf of the Company any Properties, Loans or other Permitted Investments.

“Listed” or “Listing” means (i) the listing of the Shares on a national securities exchange, or (ii) the receipt by the Stockholders in exchange for Shares in a merger, share exchange or other transaction of securities that are listed on a national securities exchange.

“Loans” means mortgage loans and other types of debt financing investments made by CIP or the Partnership, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, and including mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.

“Management Fee Base” means, for a specified period, the sum of the Cost of Real Estate Investments and the Cost of Loans and other Permitted Investments computed by taking the average of such values at the end of each month during such specified period.

“MFFO” means FFO excluding (i) acquisition-related costs (including Acquisition Expenses and Acquisition Fees); and (ii) other infrequent charges not related to the operating performance of Properties, including, without limitation, impairment charges, write-offs of capitalized financing costs upon early retirement of debt, and adjustments to the fair values of derivatives not qualifying for hedge accounting.

“NASAA Guidelines” means the NASAA Statement of Policy Regarding Real Estate Investment Trusts as in effect on the date hereof.

“Net Income” means, for any period, the total revenues of the Company applicable to such period, less the total expenses applicable to such period excluding additions to allowances for depreciation, bad debts or other similar non-cash reserves or allowances; provided , however, that Net Income shall exclude the gain from the sale of the Company’s assets.

“Offering” means any offering of Shares that is registered with the SEC pursuant to the Securities Act of 1933, as amended, excluding Shares offered under any employee benefit plan.

“Operating Expenses” means all costs and expenses incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization, bad loan reserves, impairments of value, and mark-to-market losses, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines, and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on resale of property, property management fees, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property; provided, however that Operating Expenses shall include personnel and related employment costs only to the extent that such personnel and related employment costs are not allocated to transactions pursuant to which the Advisor, Sub-Advisor and/or their respective Affiliates shall not have received Acquisition Fees, Disposition Fees and Financing Fees.

“Organization and Offering Expenses” means all expenses incurred by or on behalf of the Company in connection with or in preparing the Company for registration of and subsequently offering and distributing its Shares to the public, whether incurred before, on or after the date of this Agreement, including total dealer-manager, underwriting and brokerage discounts and commissions; legal fees and expenses of any dealer-manager or underwriter; expenses for printing, engraving and mailing; compensation of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; expenses of qualification of the sale of the securities under Federal and state laws; taxes and fees, accountants’ and attorneys’ fees and expenses.

“Other Liquidity Event” has the meaning set forth in Section 13.3(F).

“Oversight Fee” has the meaning set forth in Section 8.4.

“Partnership” shall have the meaning set forth in the initial paragraph of this Agreement.

“Permitted Investments” means all investments (other than Properties and Loans) in which the Company acquires an interest, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, pursuant to its Articles of Incorporation, Bylaws and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for purposes of cash management.

“Person” or “person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Property” or “Properties” means any real property or properties transferred or conveyed to CIP, the Partnership, or any subsidiary of CIP or the Partnership, either directly or indirectly, and/or any real property or properties transferred or conveyed to a Joint Venture or partnership in which the Company is, directly or indirectly, a co-venturer or partner.

“Property Management and Leasing Fee” has the meaning set forth in Section 8.3.

“Property Manager” means an entity that has been retained to perform and carry out at one or more of the Properties property-management services, excluding Persons retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.

“Registration Statement” means the registration statement filed by the Company with the SEC pursuant to the Securities Act of 1933, as amended, on Form S-11, as amended from time to time, in connection with the Initial Public Offering.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.

“Sale” or “ Sales” means (i) any transaction or series of transactions whereby: (A) CIP or the Partnership sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Property, Loan or other Permitted Investment or portion thereof, including the transfer of any Property that is the subject of a ground lease, and including any event with respect to any Property, Loan or other Permitted Investment that gives rise to a significant amount of insurance proceeds or condemnation awards; (B) CIP or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the direct or indirect interest of CIP or the Partnership in any Joint Venture or partnership in which it is, directly or indirectly, a co-venturer or partner; or (C) any Joint Venture or partnership (in which CIP or the Partnership is, directly or indirectly, a co-venturer or partner) sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Property, Loan or other Permitted Investment or portion thereof, including any event with respect to any Property, Loan or other Permitted Investment that gives rise to insurance claims or condemnation awards, but (ii) not including any transaction or series of transactions specified in clause (i)(A) , (i)(B) , or (i)(C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties, Loans or other Permitted Investments within 180 days thereafter.

“SEC” means the United States Securities and Exchange Commission.

“Settlement” means (i) the payment of principal, prepayment, maturity, workout or other settlement of any Loan or other Permitted Investment or portion thereof owned, directly or indirectly, by (A) CIP or the Partnership or (B) any Joint Venture or any partnership in which CIP or the Partnership is, directly or indirectly, a partner, but (ii) not including any transaction or series of transactions specified in clause (i)(A) or (i)(B) above in which the proceeds of such prepayment, maturity, workout or other settlement are reinvested in one or more Properties, Loans or other Permitted Investments within 180 days thereafter.

“Shares” means the shares of common stock of CIP, par value $.01 per share.

“Stockholders” means the registered holders of the Shares.

“Stockholders’ 6% Return” means, as of any date, an aggregate amount equal to a 6% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest on a daily basis based on a three hundred sixty-five day year). For purposes of calculating the Stockholders’ 6% Return, Invested Capital shall be determined for each day during the period for which the Stockholders’ 6% Return is being calculated and, solely for purposes of calculating the Stockholders’ 6% Return, shall be calculated net of Distributions of Cash from Sales, Settlements and Financings, except to the extent such Distributions would be required to supplement Distributions of Operating Cash Flow in order to achieve a cumulative, non-compounded, annual return of 6%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year.

“Sub-Advisor” means (i) Northcliffe Sub-Advisor, LLC, a Delaware limited liability company, or (ii) any successor Sub-Advisor to the Advisor.

“Sub-Advisory Agreement” means that Sub-Advisory Agreement between the Advisor and the Sub-Advisor, dated as of the date hereof, as the same may be amended, restated or otherwise modified from time to time in accordance with its terms.

“Subordinated Incentive Fee” means the fee payable to the Advisor under certain circumstances if the Shares are Listed, as calculated in Section 8.8.

“Subordinated Performance Fee Due Upon Termination” means the fee payable to the Advisor or its assignees under certain circumstances upon termination of this Agreement, as calculated in Section 13.3.

“Subordinated Share of Cash from Sales, Settlements and Financings” means any amount payable to the Advisor or its assignees pursuant to Section 8.7.

“Termination” means the termination of this Agreement in accordance with Article 13 hereof.

“Termination Date” means the date of termination of the Agreement determined in accordance with Article 13 hereof.

“2%/25% Guidelines” has the meaning set forth in Section 9.2(C).

Article 2

Appointment

The Company hereby appoints the Advisor to serve as its advisor and asset manager on the terms and subject to the conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

Article 3

Duties of the Advisor

The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Advisor undertakes to use commercially reasonable efforts to present to the Company potential investment opportunities and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement, including Article 4 hereof, consistent with the provisions of the Articles of Incorporation and Bylaws and the continuing and exclusive authority of the Board over the supervision of the Company, the Advisor shall, either directly or by engaging an Affiliate, the Sub-Advisor or third party, perform the following duties:

3.1           Organizational and Offering Services.  The Advisor shall perform all services related to the organization of the Company or any Offering or private sale of the Company’s securities, other than services that (i) are to be performed by the Dealer Manager, (ii) the Company elects to perform directly or (iii) would require the Advisor to register as a broker-dealer with the SEC or any state.

3.2           Acquisition Services.  The Advisor shall (or shall retain other Persons, including the Sub-Advisor to (but shall remain responsible to the Company)):

(A)           Serve as the Company’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the Company’s assets and investment objectives and policies;

(B)           Subject to Article 4 hereof and the investment objectives and policies of the Company: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which investments in Properties, Loans and other Permitted Investments will be made; (c) acquire, originate and dispose of Properties, Loans and other Permitted Investments on behalf of the Company (including through Joint Ventures); (d) arrange for financing and refinancing and make other changes in the asset or capital structure of investments in Properties, Loans and other Permitted Investments; (e) select Joint Venture partners and structure corresponding agreements; and (f) enter into leases, service contracts and other agreements for Properties, Loans and other Permitted Investments;

(C)           Perform due diligence on prospective investments and create due diligence reports summarizing the results of such work;

(D)           Prepare reports regarding prospective investments that include recommendations and supporting documentation necessary for the Directors to evaluate the proposed investments;

(E)           Obtain reports (which may be prepared by the Advisor, the Sub-Advisor or their Affiliates), where appropriate, concerning the value of contemplated investments of the Company;

(F)           Deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the Company’s investments; and

(G)           Negotiate and execute approved investments and other transactions, including Settlements of Loans and other Permitted Investments.

3.3           Asset Management Services. The Advisor shall (or shall retain other Persons, including the Sub-Advisor to (but shall remain responsible to the Company)):

(A)           Real Estate and Related Services:

(1)
Investigate, select and, on behalf of the Company, engage and conduct business with (including enter contracts with) and supervise the performance of such Persons as the Advisor deems necessary to the proper performance of its obligations as set forth in this Agreement, including consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, security investment advisors, mortgagors, the registrar and the transfer agent, construction companies, Property Managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;

(2)
Negotiate and service the Company’s debt facilities and other financings and negotiate on behalf of the Company with banks or other lenders for debt facilities to be made to the Company or with investment banking firms and broker-dealers or negotiate private sales of Shares or obtain debt facilities for the Company, but in no event in such a manner so that the Advisor shall be acting as a broker-dealer or underwriter; provided , however , that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company;

(3)	Monitor applicable markets and obtain reports (which may be prepared by the Advisor, the Sub-Advisor or their Affiliates) where appropriate, concerning the value of investments of the Company;

(4)
Monitor and evaluate the performance of each asset of the Company and the Company’s overall portfolio of assets, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s investments;

(5)
Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, investment, improvement, financing and refinancing, marketing, leasing and disposition of Properties, Loans and other Permitted Investments on an overall portfolio basis;

(6)
Consult with CIP’s officers and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;

(7)	Oversee the performance by the Property Managers of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance;

(8)
Conduct periodic on-site property visits to some or all (as the Advisor or its designee deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the Property Managers;

(9)
Review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and aggregate these property budgets into the Company’s overall budget;

(10)	Coordinate and manage relationships between the Company and any co-venturers or partners; and

(11)	Consult with the Company’s officers and the Board and provide assistance with the evaluation and approval of potential asset dispositions, sales and refinancings.

(B)	Accounting and Other Administrative Services:

(1)	Provide the day-to-day management of the Company and perform or supervise, as appropriate, the various administrative functions reasonably necessary for the management of the Company;

(2)	From time to time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s and Sub-Advisor’s performance of services to the Company under this Agreement;

(3)
Make reports to the Conflicts Committee each quarter of the investments that have been made by other programs sponsored by the Advisor, the Sub-Advisor or any of their respective Affiliates, as well as any investments that have been made by the Advisor, Sub-Advisor or any of their Affiliates directly, in each case to the extent such investments constitute a conflict of interest or a potential conflict of interest with the investment policies and objectives of the Company;

(4)
Provide or arrange for any administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(5)	Provide financial and operational planning services;

(6)
Maintain accounting and other record-keeping functions at the Company and investment levels, including information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports, tax returns and any other information required to be filed with the SEC, the Internal Revenue Service and any other regulatory agency;

(7)	Maintain and preserve all appropriate books and records of the Company;

(8)	Provide tax and compliance services and coordinate with appropriate third parties, including the Company’s independent auditors and other consultants, on related tax matters;

(9)	Provide the Company with all necessary cash management services;

(10)	Deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with Properties, Loans and Permitted Investments;

(11)	Manage and coordinate with the transfer agent the monthly dividend process and payments to Stockholders;

(12)	Consult with CIP’s officers and the Board and assist the Board in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(13)	Consult with CIP’s officers and the Board and assist the Board in evaluating various liquidity events when appropriate;

(14)
Provide CIP’s officers and the Board with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters, including compliance with the Sarbanes-Oxley Act of 2002;

(15)	Consult with CIP’s officers and the Board relating to the corporate governance structure and appropriate policies and procedures related thereto;

(16)
Perform all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law, including federal and state securities laws and the Sarbanes-Oxley Act of 2002;

(17)	Notify the Board of all proposed material transactions before they are completed; and

(18)	Do all things necessary to assure its ability to render the services described in this Agreement.

3.4           Stockholder Services.  The Advisor shall (or shall retain other Persons to (but shall remain responsible to the Company)):

(A)	Manage services for and communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications;

(B)	Oversee the performance of the transfer agent and registrar;

(C)	Establish technology infrastructure to assist in providing Stockholder support and service; and

(D)	Consistent with Section 3.1, perform the various subscription processing services reasonably necessary for the admission of new Stockholders.

3.5           Other Services.  Except as provided in Article 7, the Advisor shall perform any other services reasonably requested by CIP (acting through the Conflicts Committee).

Article 4

Authority of Advisor

4.1           General.  All rights and powers to manage and control the day-to-day business and affairs of the Company shall be vested in the Advisor. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company or to the Sub-Advisor as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Articles of Incorporation.

4.2           Powers of the Advisor.  Subject to the express limitations set forth in this Agreement, to the continuing and exclusive authority of the Board over the supervision of the Company, and to the right of the Advisor to delegate its responsibilities pursuant to Section 4.1, the power to direct the management, operation and policies of the Company shall be vested in the Advisor, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.

4.3           Approval by the Board.  Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company without the prior approval of the Board or duly authorized committees thereof if the Articles of Incorporation or Maryland General Corporation Law require the prior approval of the Board. The Advisor will deliver to the Board all documents reasonably required by it to evaluate a proposed investment (and any related financing).

4.4           Modification or Revocation of Authority of Advisor.  The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Article 3 hereof and this Article 4; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.

Article 5

Bank Accounts

The Advisor may establish and maintain one or more bank accounts in its own name for the account of or in the name of CIP and/or the Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve; provided that no funds shall be commingled with the funds of the Advisor. The Advisor shall upon request render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.

Article 6

Records and Financial Statements

The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s assets from theft, error or fraudulent activity. All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Advisor shall liaise with the Company’s officers and independent auditors and shall provide such officers and auditors with the reports and other information that the Company so requests.

Article 7

Limitation on Activities

Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of CIP to qualify or continue to qualify as a REIT under the Code (unless the Board has determined that REIT qualification is not in the best interests of the Company and its Stockholders) or the Partnership to be treated as a partnership under the Code, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over CIP, its Shares or its other securities or the Partnership, (iv) require the Advisor to register as a broker-dealer with the SEC or any state, or (v) violate the Articles of Incorporation or Bylaws. In the event an action that would violate any of clauses (i) through (v) of the preceding sentence but such action has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.

Article 8

Fees

8.1           Acquisition Fees.  As compensation for the investigation, selection, sourcing and acquisition or origination (by purchase, investment or exchange) of Properties, Loans and other Permitted Investments, the Company shall pay an Acquisition Fee calculated as set forth below in this Section 8.1 to the Advisor or its assignees for each such investment (whether an acquisition or origination). The Acquisition Fee payable to the Advisor or its assignees shall equal 1.0% of the Contract Purchase Price of each Property, and 1% of the Funds Advanced for each Loan or other Permitted Investment. The calculation of Acquisition Fees payable to the Advisor or its assignees will also include any amounts incurred or reserved for capital expenditures that will be used to provide funds for capital improvements and repairs applied to any real property investment acquired where the Company plans to add value. With respect to the purchase, development, construction or improvement of a Property, Loan or other Permitted Investment through any Joint Venture or any partnership in which CIP or the Partnership is, directly or indirectly, a co-venturer or partner, the Acquisition Fee payable to the Advisor or its assignees shall equal 1.0% of the portion that is attributable to the Company’s or the Partnership’s direct or indirect investment in such Joint Venture or partnership of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of the Acquisition Expenses associated with such Property, Loan or other Permitted Investment, plus the Company’s pro rata share of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment, but exclusive of the Acquisition Fee so payable to the Advisor or its assignees. In the event during the first three (3) years after completion of the Offering the Company shall sell any Property, Loan or other Permitted Investment and reinvest the proceeds in another Property, Loan or other Permitted Investment, then the Acquisition Fee shall be paid with respect to the replacement Property, Loan or other Permitted Investment; provided, however, that on and after the third anniversary date after completion of the Offering, no Acquisition Fee shall be payable with respect to any reinvestment of sale proceeds.  The Advisor shall submit an invoice to the Company following the closing or closings of each acquisition or origination, accompanied by a computation of the Acquisition Fee. The Acquisition Fee payable to the Advisor or its assignees shall be paid at the closing of the transaction upon receipt of the invoice by the Company.

8.2           Asset Management Fee.  The Company shall pay the Advisor or its assignees as compensation for the services described in Section 3.3 hereof a fee (the “Asset Management Fee”) in an amount equal to 0.75% per annum of the Management Fee Base. The Asset Management Fee is payable quarterly in advance, on January 1, March 1, July 1 and October 1, in the amount of 0.1875% of the Management Fee Base for the preceding fiscal quarter. The Advisor shall submit an invoice to the Company, accompanied by a computation of the Asset Management Fee for the applicable period. The Asset Management Fee will be appropriately pro rated for any partial fiscal quarter.  Notwithstanding the foregoing, the amount of any Asset Management Fee payable with respect to any quarter shall be reduced (but not below zero) by the amount by which Distributions to Stockholders actually paid during such period exceed MFFO for such period, computed after taking into account the full Asset Management Fee for such period as if this reduction did not apply.

8.3           Property Management and Leasing Fees.  If the Advisor, the Sub-Advisor or an affiliate of the Advisor or Sub-Advisor provides property management and leasing services with respect to any Property, the Company shall pay the Advisor fees equal to (a) with respect to stand-alone, single-tenant net leased Properties, 2.0% of gross revenues from each such Property managed, and (b) with respect to all other types of Properties, 4.0% of gross revenues from the Properties managed. The Company shall also reimburse the Advisor, the Sub-Advisor or any such Affiliate, as the case may be, an amount equal to all Property-level expenses that any of them may pay or incur on behalf of the Company, including salaries, bonuses and benefits of persons employed by the any of the foregoing for the purposes of providing management and leasing services, but specifically excluding the salaries, bonuses and benefits of persons who also serve as executive officers of the Company, the Advisor, the Sub-Advisor or any such affiliate. The Advisor, Sub-Advisor or any affiliate may engage third parties to perform property management and leasing services with respect to any Property, and the Company will pay directly to the third parties with whom the Advisor or Sub-Advisor contract for these services at rates negotiated by the Advisor or Sub-Advisor.  In no event will the Company be obligated to pay the Advisor, the Sub-Advisor or any affiliate thereof both a Property Management and Leasing Fee and an Oversight Fee with respect to any particular Property.  All Property Management and Leasing Fees payable to the Advisor hereunder shall be paid monthly in arrears by the tenth (10th) day of the following month.

8.4           Oversight Fees. In connection with property management and leasing services provided by any person or entity that is not an affiliate of the Advisor or Sub-Advisor, the Company shall pay to the Advisor an oversight fee equal to 1.0% of the gross revenues of the Property managed.  All Oversight Fees payable to the Advisor hereunder shall be paid monthly in arrears by the tenth (10th) day of the following month.  The Company will have no obligation to pay to the Advisor an Oversight Fee with respect to any Property for which the Advisor receives Property Management and Leasing Fees.

8.5           Disposition Fees.  If the Advisor or Sub-Advisor or any of their Affiliates provides a substantial amount of services (as determined by the Conflicts Committee) in connection with a Sale, then the Advisor or its assignees shall receive a fee at the closing (a “Disposition Fee”) equal to 2.0% of the Contract Sales Price; provided , however , that no Disposition Fee shall be payable if the Sale is to an Affiliate of either the Advisor or the Sub-Advisor; provided further , however , that the payment of any Disposition Fees by the Company shall be subject to any limitations contained in the Company’s Articles of Incorporation. Any Disposition Fee payable under this Section 8.3 may be paid in addition to commissions paid to non-Affiliates, provided that the total commissions (including such Disposition Fee) paid to all Persons by the Company for each Sale shall not exceed an amount equal to the lesser of (i) 6.0% of the aggregate Contract Sales Price of each applicable Property, Loan or other Permitted Investment and (ii) the Competitive Real Estate Commission for each applicable Property, Loan or other Permitted Investment. Substantial assistance in connection with the Sale of a Property includes the preparation of an investment package for the Property (including a new investment analysis, rent rolls, tenant information regarding credit, a property title report, an environmental report, a list of prospective buyers, a structural report and exhibits) or such other substantial services performed by the Advisor or Sub-Advisor or any of their Affiliates in connection with a Sale. The Disposition Fee payable to the Advisor or its assignees shall be paid at the closing of the transaction upon receipt of the invoice by the Company.

8.6           Financing Fee.  In the event of any debt financing obtained by or for the Company, the Company will pay to the Advisor or its assignees upon the closing of such debt financing a fee (a “Financing Fee”) equal to (i) 1.0% of the amount available under such debt financing, whether at the Company, Partnership, or any direct or indirect subsidiary level, and (ii) 1.0% of the portion that is attributable to the Company’s or the Partnership’s direct or indirect investment in a Joint Venture or partnership in which CIP or the Partnership is, directly or indirectly, a co-venturer or partner. The Advisor (or Sub-Advisor) may reallow all or a portion of any Financing Fee to reimburse a non-Affiliated third party with whom it may subcontract to procure any such debt financing. All or any portion of the Financing Fees not taken as to any fiscal year shall be deferred without interest and may be paid in such other fiscal year as the Advisor shall determine.

8.7           Subordinated Share of Cash from Sales, Settlements and Financings.  The Company will pay, from time to time when available, an amount equal to 15% of Cash from Sales, Settlements and Financings remaining after the Stockholders have received Distributions in an aggregate amount equal to the sum of, as of such point in time:

(A)           Stockholders’ 6% Return; and

(B)           Invested Capital.

When determining whether the above threshold has been met:

(1)           Any stock dividend shall not be included as a Distribution; and

(2)           Distributions paid on Shares repurchased or redeemed by the Company (and thus no longer included in the determination of Invested Capital) shall not be included as a Distribution.

Following Listing, no Subordinated Share of Cash from Sales, Settlements and Financings will be paid to the Advisor or its assignees.

8.8           Subordinated Incentive Fee.  Upon Listing, the Advisor or its assignees shall be entitled to the Subordinated Incentive Fee in an amount equal to 15.0% of the amount by which (i) the market value of the outstanding Shares, measured by taking the average closing price or the average of the bid and asked price, as the case may be, over a period of 30 days during which the Shares are traded, with such period beginning 180 days after Listing (the “Market Value”), plus the total of all Distributions paid to Stockholders (excluding any stock dividends and any Distributions paid on Shares that have been repurchased or redeemed by the Company) from the Company’s inception until the date that Market Value is determined, exceeds (ii) the sum of (A) 100% of Invested Capital and (B) the total Distributions required to be paid to the Stockholders as of the date Market Value is determined in order to pay the Stockholders’ 6% Return from inception through the date Market Value is determined. The Subordinated Incentive Fee will be reduced by the amount of any prior payments to the Advisor or its assignees of Subordinated Share of Cash from Sales, Settlements and Financings. In the event the Subordinated Incentive Fee is paid to the Advisor or its assignees following Listing, no additional Subordinated Share of Cash from Sales, Settlements and Financings will be paid to the Advisor.  The Company shall have the option to pay the Subordinated Incentive Fee in cash, by delivery of Shares (at Market Value), by delivery of the Company’s unsecured promissory note or any combination of the foregoing.

8.9           Other Services.  Should the Board request that the Advisor or the Sub-Advisor or any Affiliate or director, officer or employee of any of the foregoing render services for the Company other than as set forth in this Agreement, such services shall be separately compensated at such rates and in such amounts as are agreed upon by the Advisor, Sub-Advisor or such Affiliate or other Person, on the one hand, and the Board, including a majority of the Conflicts Committee, on the other hand, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

8.10           [Reserved]

8.11           Limitation on Acquisition Fees, Acquisition Expenses and Financing Fees.  Notwithstanding anything herein to the contrary, the total of all Acquisition Fees, Acquisition Expenses and Financing Fees payable by the Company in connection with the purchase, development, construction or improvement of any Property or the acquisition or making of any Loan or Permitted Investment shall not exceed four and one-half percent (4.5%) and six percent (6%) for European property acquisitions of the purchase price of each Property (as defined in Section 8.1) or four and one-half percent (4.5%) of the amount advanced for any Loan or Permitted Investment (also defined in Section 8.1).

Article 9

Expenses

9.1           General.  In addition to the compensation paid to the Advisor pursuant to Article 8 hereof, the Company shall pay directly or reimburse the Advisor or Sub-Advisor, as the case may be, for all of the expenses paid or incurred by the Advisor, the Sub-Advisor or their Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to:

(A)	All Organization and Offering Expenses; provided, however, that:

(1)
the Company shall not reimburse the Advisor or Sub-Advisor to the extent such reimbursement would cause the total amount spent by the Company on Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions, but including third-party due diligence fees and expenses as set forth in detailed and itemized invoices) to exceed 2.5% of Gross Proceeds raised in an Offering as of the termination of such Offering;

(2)
within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent the Company incurred Organization and Offering Expenses (excluding underwriting and brokerage discounts and commissions, but including third-party due diligence fees and expenses as set forth in detailed and itemized invoices) exceeding 2.5% of Gross Proceeds raised in such Offering;

(3)
the Company shall not reimburse the Advisor or Sub-Advisor for any Organization and Offering Expenses that the Conflicts Committee determines are not fair and commercially reasonable to the Company; and

(4)	the Company shall not make any reimbursement for any of the following Organization and Offering Expenses incurred by the Dealer Manager that are to be paid out of the Dealer Manager’s fee:

(a)	participating broker-dealer expense reimbursements (including meals with financial advisors and participating broker-dealer client seminars);

(b)	sales seminars sponsored by participating broker-dealers;

(c)	promotional items;

(d)	marketing support;

(e)	expenses in connection with bona fide training and educational meetings;

(f)	wholesaling commissions, wholesaling salaries and wholesaling expense reimbursements (including travel, meals and lodging in connection with the Offering);

(g)	occasional meals and entertainment expenses of participating broker-dealers; and

(h)
legal fees and expenses of the Dealer Manager associated with FINRA-related filings or the drafting and review of any dealer manager agreements, participating broker-dealer agreements and due diligence agreements.

(B)
Acquisition Fees and Acquisition Expenses incurred in connection with the selection and acquisition of Properties, Loans and other Permitted Investments, including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company; provided, however, that, notwithstanding anything herein to the contrary, the payment of Acquisition Fees and Acquisition Expenses by the Company shall be subject to the limitations contained in the Company’s Articles of Incorporation;

(C)
The actual out-of-pocket cost of goods and services used by the Company and obtained from entities not Affiliated with the Advisor or Sub-Advisor, including travel, meals and lodging expenses incurred by the Advisor or Sub-Advisor in performing duties associated with the acquisition or origination of Properties, Loans or other Permitted Investments;

(D)	Interest and other costs for borrowed money, including discounts, points and other similar fees;

(E)	Taxes and assessments on income or Properties, taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its business, assets or income;

(F)	Out-of-pocket costs associated with insurance required in connection with the business of the Company or by its officers and Directors;

(G)
Expenses of managing, improving, developing, operating and selling Properties, Loans and other Permitted Investments owned, directly or indirectly, by the Company, as well as expenses of other transactions relating to such Properties, Loans and other Permitted Investments, including prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments;

(H)	All out-of-pocket expenses in connection with payments to the Board and meetings of the Board and Stockholders;

(I)	All out-of-pocket expenses associated with a Listing, if applicable;

(J)
Personnel and related employment costs incurred by the Advisor, the Sub-Advisor or their Affiliates in performing the services described in Article 3 hereof, including reasonable salaries and wages (but excluding bonuses), benefits and overhead of all employees directly involved in the performance of such services; provided , however , that no reimbursement shall be made for costs of such employees of the Advisor, Sub-Advisor or their Affiliates to the extent that such employees performed services for which the Advisor received Acquisition Fees, Financing Fees or Disposition Fees;

(K)
Out-of-pocket expenses of providing services for and maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(L)
Audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board, the Conflicts Committee or any other committee of the Board;

(M)	Out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances;

(N)	Expenses connected with payments of Distributions made or caused to be made by the Company to the Stockholders;

(O)	Expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Articles of Incorporation or the Bylaws; and

(P)	All other out-of-pocket costs incurred by the Advisor or Sub-Advisor in performing the Advisor’s duties hereunder.

9.2           Timing of and Additional Limitations on Reimbursements.

(A)
Expenses incurred by the Advisor or Sub-Advisor on behalf of the Company and reimbursable pursuant to this Article 9 shall be reimbursed no less frequently than monthly to the Advisor or Sub-Advisor in the manner and proportion directed by the Advisor and Sub-Advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each month and shall deliver such statement to the Company within 15 days after the end of each month.

(B)
Notwithstanding anything else in this Article 9 to the contrary, the expenses enumerated in this Article 9 shall not become reimbursable to the Advisor unless and until the Company has raised $2,000,000 in the Initial Public Offering (exclusive of the $1 million investment by Northcliffe).

(C)
Commencing upon the earlier to occur of (1) the end of the fifth fiscal quarter after Company’s acquisition of its first real estate asset and (2) six months after the commencement of the Initial Public Offering, the following limitation on Operating Expenses shall apply: The Company shall not reimburse the Advisor or Sub-Advisor at the end of any fiscal quarter for the portion of Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceeds (the “Excess Amount”) the greater of (i) 2% of Average Invested Assets and (ii) 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Conflicts Committee determines that the Excess Amount was justified, based on unusual and nonrecurring factors that the Conflicts Committee deems sufficient. If the Conflicts Committee does not approve the Excess Amount as being so justified, the Advisor or Sub-Advisor shall repay to the Company any Excess Amount paid to the Advisor or Sub-Advisor during a fiscal quarter. If the Conflicts Committee determines the Excess Amount was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Conflicts Committee, shall cause such fact to be disclosed to the Stockholders in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Conflicts Committee considered in determining that the Excess Amount was justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

Article 10

Voting Agreement

10.1           Election of Directors.  The Company agrees that it will take such actions that are necessary to cause Nicholas Schorsch and Gordon F. DuGan to be members of the initial Board of Directors of the Company if each such representative executes an advance letter of resignation to become effective upon such time that the Advisor, in the case of Mr. Schorsch, and the Sub-Advisor, in the case of Mr. DuGan, is no longer serving as the advisor and sub-advisor, respectively, to the Company.

10.2           Other Voting of Shares.  The Advisor agrees that, with respect to any Shares now or hereinafter owned by it, the Advisor will not vote or consent on matters submitted to the stockholders of the Company regarding (i) the removal of the Advisor or any Affiliate of the Advisor or (ii) any transaction between the Company and the Advisor or any of its Affiliates. This voting restriction shall survive until such time that the Advisor is no longer serving as such.

Article 11

Relationship of Advisor, Sub-Advisor And Company; Other Activities of the Advisor

11.1           Relationship.  The Company, the Advisor, and the Sub-Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Except as set forth in Section 11.3, nothing herein contained shall prevent the Advisor, the Sub-Advisor or any of their Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor, the Sub-Advisor or any of their Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, member, partner, employee or equity holder of the Advisor, the Sub-Advisor or any of their Affiliates to engage in or earn fees from any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into Joint Ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such Joint Ventures or other similar co-investment arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor will earn fees for rendering such advice and service. The Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or which would reasonably result in a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person (it being understood and agreed that the conditions and circumstances referred to in the second paragraph of Section 11.3 are deemed to have been disclosed to the Board for purposes of this Section 11.1).

11.2           Time Commitment.  The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

11.3           Investment Opportunities.  The Advisor shall be required to use commercially reasonable efforts to present, or cause the Sub-Advisor to present, a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company. So long as the Advisor is acting in its capacity as advisor under this Agreement, the Advisor will not (and will cause its Affiliates to not) (i) pursue any opportunity to acquire any Property, Loan or other Permitted Investment that fits within the Company’s strategy, or (ii) offer such Property, Loan or other Permitted Investment to a third party, in each case unless and until such opportunity is first presented to the Company. The Company shall have 30 days from the date of its receipt of a complete written offering package relating to such opportunity, customary in scope and content, to notify the Advisor of the Company’s decision as to whether or not to pursue such opportunity. If the Company fails so to notify the Advisor within such 30-day period, the Company shall be deemed to have passed on such opportunity. If the Company passes on such opportunity, then the Advisor or such Affiliate, as the case may be, may acquire the subject investment or offer the subject investment to a third party for a period of 180 days, in each case on terms and conditions (including price) that are not materially different from the terms and conditions set forth in the offering package to the Company. If at the expiration of such 180-day period, such opportunity remains available, then the provisions of this Section 11.3 shall once again apply to such opportunity.

Notwithstanding the preceding, however, the Advisor or any Affiliate of the Advisor shall be permitted to pursue any opportunity or to offer any opportunity to a third party in respect of (i) any net leased retail, office and industrial property or other property consistent with the investment policies of American Realty Capital Trust, Inc., (ii) any commercial real estate or other real estate investment that relates to office, retail, multi-family residential, industrial and hotel property types, located primarily in the New York metropolitan area or other property consistent with the investment policies of American Realty Capital New York Recovery REIT, Inc., or (iii) any investment to be made by a contemplated non-traded REIT (the “ Identified REIT ”) that the Advisor reasonably determines does not conflict with the stated investment policies and objectives of the Company.

Article 12

The ARC and Northcliffe Names

12.1           The American Realty Capital and ARC Names. The Advisor and its Affiliates have or may have a proprietary interest in the names “American Realty Capital,” “ARC” and “AR Capital.” The Advisor hereby grants to the Company, to the extent of any proprietary interest the Advisor may have in any of the names “American Realty Capital,” “ARC” and “AR Capital,” a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the names “American Realty Capital,” “ARC” and “AR Capital” during the term of this Agreement. The Company agrees that the Advisor and its Affiliates will have the right to approve of any use by the Company of the names “American Realty Capital,” “ARC” or “AR Capital,” such approval not to be unreasonably withheld or delayed. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from the Advisor, cease to conduct business under or use the names “American Realty Capital,” “ARC” and “AR Capital” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the names “American Realty Capital,” “ARC” or “AR Capital” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to any of the names “American Realty Capital,” “ARC” or “AR Capital.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having any of the names “American Realty Capital,” “ARC” or “AR Capital” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company. Neither the Advisor nor any of its Affiliates makes any representation or warranty, express or implied, with respect to the names “American Realty Capital,” “ARC” or “AR Capital” licensed hereunder or the use thereof (including without limitation as to whether the use of the name “American Realty Capital,” “ARC” or “AR Capital” will be free from infringement of the intellectual property rights of third parties). Notwithstanding the preceding, the Advisor represents and warrants that it is not aware of any pending claims or litigation or of any claims threatened in writing regarding the use or ownership of the names “American Realty Capital,” “ARC” or “AR Capital.”

12.2           The Northcliffe Name. The Sub-advisor and its Affiliates have or may have a proprietary interest in the name “Northcliffe.” The Sub-advisor hereby grants to the Company, to the extent of any proprietary interest the Sub-advisor may have in the name “Northcliffe,” a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “Northcliffe” during the term of this Agreement. The Company and Advisor agree that the Sub-advisor and its Affiliates will have the right to approve of any use by the Company of the name “Northcliffe,” such approval not to be unreasonably withheld or delayed. Accordingly, and in recognition of this right, if at any time the Advisor ceases to retain the Sub-advisor or one of its Affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from the Sub-advisor, cease to conduct business under or use the name “Northcliffe” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name “Northcliffe” or any other word or words that might, in the reasonable discretion of the Sub-advisor, be susceptible of indication of some form of relationship between the Company and the Sub-advisor or any its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to any of the name “Northcliffe.” Consistent with the foregoing, it is specifically recognized that the Sub-advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having the name “Northcliffe” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company. Neither the Sub-advisor nor any of its Affiliates makes any representation or warranty, express or implied, with respect to the name “Northcliffe” licensed hereunder or the use thereof (including without limitation as to whether the use of the name “Northcliffe” will be free from infringement of the intellectual property rights of third parties). Notwithstanding the preceding, the Sub-advisor represents and warrants that it is not aware of any pending claims or litigation or of any claims threatened in writing regarding the use or ownership of the name “Northcliffe.”

Article 13

Term and Termination of the Agreement

13.1           Term.  This Agreement shall have an initial term of one year from the date hereof and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Conflicts Committee) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Conflicts Committee.

13.2           Termination by Either Party.  This Agreement may be terminated upon 60 days’ written notice without cause or penalty by either the Company (acting through the Conflicts Committee) or the Advisor. The provisions of Section 14.2 and Articles 1, 12, 13, 15 and 16 (other than Section 16.11) shall survive termination of this Agreement. Notwithstanding anything else that may be to the contrary herein, the expiration or earlier termination of this Agreement shall not relieve a party for liability for any breach occurring prior to such expiration or earlier termination.  In the event of a termination of this Agreement by the Company pursuant to this Section 13.2 or the expiration of the term of this Agreement as set forth in Section 13.1 without renewal, the Sub-Advisory Agreement shall terminate simultaneously with the termination of this Agreement.  Moreover, if the Sub-Advisory Agreement shall be terminated by the Advisor pursuant to Section 14.2(A) of the Sub-Advisory Agreement, this Agreement shall terminate simultaneously with the termination of the Sub-Advisory Agreement.  In the event this Agreement and the Sub-Advisory Agreement are terminated (or, in the case of this Agreement, expires by its terms without renewal) simultaneously due to the Company exercising its termination right under Section 13.2 or failing to approve renewal of this Agreement pursuant to Section 13.1 or the Advisor exercising its right to terminate the Sub-Advisory Agreement pursuant to Section 14.2(A) of the Sub-Advisory Agreement, the Company shall not, for a period of three (3) years following such termination, engage either the Advisor or the Sub-Advisor, or any of their respective officers, directors, successors or Affiliates, as an advisor or sub-advisor to the Company without the written consent of the party not seeking or proposed for such engagement.

13.3           Payments on Termination and Survival of Certain Rights and Obligations.

(A)
After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except the Advisor (and its assignees, including the Sub-Advisor) shall be entitled to receive from the Company within 30 days after the effective date of such termination (1) all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor or its assignees prior to termination of this Agreement and (2) the Subordinated Performance Fee Due Upon Termination; provided, that no Subordinated Performance Fee Due Upon Termination will be paid if the Company has paid or is obligated to pay the Subordinated Incentive Fee.  Notwithstanding any other provision to the contrary herein, if this Agreement is terminated because of the voluntary termination by the Advisor pursuant to Section 13.2 or due to the Advisor’s material monetary breach of the Sub-Advisory Agreement as  provided in Section 14.2(B) of the Sub-Advisory Agreement, no Subordinated Performance Fee Due Upon Termination shall be payable to the Advisor on account of such termination, and the Company shall engage the Sub-Advisor as the Advisor pursuant to an Advisory Agreement that is identical to this Agreement, in which event the Sub-Advisor shall become the Advisor pursuant to such Agreement from and after the date of such termination, the Sub-Advisor shall be entitled to 100% of the fees and other compensation and reimbursements payable hereunder and the Sub-Advisory Agreement shall be terminated due to mootness.

(B)	The Advisor shall promptly upon termination:

(1)
pay over to the Company all money collected and held on behalf of the Company pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(2)
deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(3)	deliver to the Board all assets and documents of the Company then in the custody of the Advisor; and

(4)	cooperate with the Company to provide an orderly transition of advisory functions.

(C)
After the Termination Date, the Sub-Advisor shall be entitled to receive from the Advisor, within 30 days after the effective date of such termination (1) all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Sub-Advisor prior to the termination of this Agreement and (2) the Sub-Advisor’s share of the Subordinated Performance Fee Due Upon Termination, if any; provided , that no Subordinated Performance Fee Due Upon Termination will be paid if the Company has paid or is obligated to pay the Subordinated Incentive Fee.

(D)
After the termination of the Sub-Advisory Agreement, to the extent payments are not provided for by Section 13.3(C) (i.e., if the Sub-Advisory Agreement is terminated independently of the Advisory Agreement), the Sub-Advisor shall be entitled to receive from the Advisor, within 30 days after the effective date of such termination, all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Sub-Advisor prior to the termination of the Sub-Advisory Agreement.

(E)	Promptly upon the termination of the Sub-Advisory Agreement, the Sub-Advisor shall:

(1)
pay over to the Company all money, if any, collected and held on behalf of the Company pursuant to the Sub-Advisory Agreement after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(2)
deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(3)	deliver to the Board all assets and documents of the Company then in the custody of the Sub-Advisor; and

(4)	cooperate with the Company to provide an orderly transition of advisory or sub-advisory functions.

(F)           “Subordinated Performance Fee Due Upon Termination” means an amount equal to: (1) 15% of the amount, if any, by which (i) the Appraised Value of the Properties at the Termination Date, less amounts of all indebtedness secured by such Properties at the Termination Date, plus the fair market value of all Loans and Permitted Investments of the Company at the Termination Date, less amounts of indebtedness related to such Loans and Permitted Investments at the Termination Date, plus total Distributions (excluding any stock dividends and Distributions paid on Shares that have been repurchased or redeemed by the Company) through the Termination Date exceeds (ii) the sum of Invested Capital as of the Termination Date, plus total Distributions required to be made to the Stockholders in order to pay the Stockholders’ 6% Return from inception through the Termination Date to the Stockholders as of the Termination Date; less (2) any prior payments to the Advisor and/or Sub-Advisor (as applicable) of Subordinated Share of Cash from Sales, Settlements and Financings. The Advisor and Sub-Advisor may each elect to defer its respective right to receive the Subordinated Performance Fee Due Upon Termination (or its applicable portion thereof) until (x) a Listing, (y) a merger in which the Stockholders receive in exchange for their Shares shares of a company that are traded on a national securities exchange, or (z) any other liquidity event occurs, including a liquidation, sale of substantially all of the Company’s assets (an “Other Liquidity Event”).

(G)           If either the Advisor or Sub-Advisor or both elect to defer their right to receive the Subordinated Performance Fee Due Upon Termination (or its applicable portion thereof) and there is a Listing or a merger in which the Stockholders receive in exchange for their Shares shares of a company that are traded on a national securities exchange, then the Advisor and/or Sub-Advisor (each to the extent entitled pursuant to the assignment of such right to payment between the Advisor and Sub-Advisor) will be entitled to receive the Subordinated Performance Fee Due Upon Termination (or its applicable portion thereof) in an amount equal to: (1) 15% of the amount, if any, by which (i) the Appraised Value of the Company’s Properties (determined by appraisal as of the date of Listing or merger, as applicable) owned as of the Termination Date, less amounts of all indebtedness secured by the Company’s Properties at the Termination Date, plus the fair market value of all Loans and Permitted Investments of the Company at the Termination Date, less amounts of indebtedness related to such Loans and Permitted Investments at the Termination Date, plus any assets acquired after Termination for which the Advisor or Sub-Advisor would have been entitled to receive an Acquisition Fee (referred to herein as the “included assets”), less amounts of indebtedness related to such included assets as of the date of Listing or merger, as applicable, plus total Distributions (excluding any stock dividends and Distributions paid on Shares that have been repurchased or redeemed by the Company) through the date of Listing or merger, as applicable, exceeds (ii) the sum of Invested Capital as of the date of Listing or merger, as applicable, plus total Distributions required to be made to the Stockholders in order to pay the Stockholders’ 6% Return from inception through the date of Listing or merger, as applicable, to the Stockholders as of the date of Listing or merger, as applicable; less (2) any prior payments to the Advisor and/or Sub-Advisor (as applicable) of Subordinated Share of Cash from Sales, Settlements and Financings.

(H)           If the Advisor or Sub-Advisor or both elect to defer their right to receive the Subordinated Performance Fee Due Upon Termination (or its applicable portion thereof) and there is an Other Liquidity Event, then the Advisor and/or Sub-Advisor (each to the extent entitled pursuant to the assignment of such right to payment between the Advisor and Sub-Advisor) will be entitled to receive the Subordinated Performance Fee Due Upon Termination (or its applicable portion thereof) in an amount equal to: (1) 15% of the amount, if any, by which (i) the net sales proceeds of the Company’s assets that were owned at the Termination Date, plus total Distributions (excluding any stock dividends and Distributions paid on Shares that have been repurchased or redeemed by the Company) through the date of the Other Liquidity Event exceeds (ii) the sum of Invested Capital as of the date of the Other Liquidity Event plus total Distributions required to be made to the Stockholders in order to pay the Stockholders’ 6% Return from inception through the date of the Other Liquidity Event to the Stockholders as of the date of the Other Liquidity Event; less (2) any prior payments to the Advisor and/or Sub-Advisor (as applicable) of Subordinated Share of Cash from Sales, Settlements and Financings.

Article 14

Assignment

14.1           Assignment of Agreement.  This Agreement may be assigned by the Advisor to an Affiliate with the consent of the Conflicts Committee. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

14.2           Assignment of Payments.  The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board or Conflicts Committee, and the Company shall honor and pay directly the assignee of such assignment.

Article 15

Indemnification and Limitation Of Liability

15.1           Indemnification.  Except as prohibited by the restrictions provided in this Section 15.1 , Section 15.2 and Section 15.3 , the Company shall indemnify, defend and hold harmless the Advisor, the Sub-Advisor and their Affiliates, as well as their respective officers, directors, equity holders, members, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder or under any sub-advisory agreement, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Advisor or Sub-Advisor may be made only out of the net assets of the Company and not from Stockholders.

Notwithstanding the foregoing, the Company shall not indemnify the Advisor or Sub-Advisor or their Affiliates, as well as their respective officers, directors, equity holders, members, partners and employees, for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

15.2           Limitation on Indemnification.  Notwithstanding the foregoing, the Company shall not provide for indemnification of the Advisor, the Sub-Advisor or their Affiliates or of their respective officers, directors, equity holders, members, partners and employees, for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

(A)
The Advisor, the Sub-Advisor or one of their Affiliates (as applicable) has determined in good faith that the course of conduct that caused the loss or liability was in the best interests of the Company.

(B)	The Advisor, the Sub-Advisor or one of Affiliates (as applicable) was acting on behalf of or performing services for the Company.

(C)	Such liability or loss was not the result of negligence or misconduct by the Advisor, the Sub-Advisor or one of their Affiliates (as applicable).

15.3           Limitation on Payment of Expenses.  The Company shall pay or reimburse reasonable legal expenses and other costs incurred by any of the Advisor, the Sub-Advisor or their Affiliates, or by any of their respective officers, directors, equity holders, members, partners and employees, in advance of the final disposition of a proceeding only if (in addition to any applicable procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and (c) such Person undertakes to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that such Person is not entitled to indemnification.

Article 16

Miscellaneous

16.1           Notices.  Any notice, request, demand, approval, consent, waiver or other communication required or permitted to be given hereunder or to be served upon any of the parties hereto (each a “Notice”) shall be in writing and shall be (a) delivered in person, (b) sent by facsimile transmission (with the original thereof also contemporaneously given by another method specified in this Section 16.1 ), (c) sent by a nationally-recognized overnight courier service, or (d) sent by certified or registered mail (postage prepaid, return receipt requested), to the address of such party set forth herein.

To the Company or the Board:

Corporate Income Properties – ARC, Inc.
405 Park Avenue
New York, New York 10022

with a copy to (which shall not constitute Notice):

John A. Good, Esq.
Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, Tennessee 38103-3672
Telephone: (901) 543-5901
Facsimile: (888) 543-4644

To the Advisor:

American Realty Capital Income Properties Advisors, LLC
405 Park Avenue
New York, New York 10022
Attention:  Nicholas S. Schorsch
Jesse Galloway

with a copy to (which shall not constitute Notice):

John A. Good, Esq.
Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, Tennessee 38103-3672
Telephone: (901) 543-5901
Facsimile: (888) 543-4644

To the Sub-Advisor:

Northcliffe Sub-Advisor, LLC
140 Broadway, 43rd Floor
New York, New York 10005
Attention: Gordon F. DuGan

with a copy to (which shall not constitute Notice):

John A. Good, Esq.
Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, Tennessee 38103-3672
Telephone: (901) 543-5901
Facsimile: (888) 543-4644

Any party may at any time give Notice in writing to the other party of a change in its address for the purposes of this Section 16.1. Each Notice shall be deemed given and effective upon receipt (or refusal or receipt).

16.2           Modification.  This Agreement shall not be amended, supplemented, changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by the Company and the Advisor, or their respective successors or permitted assigns; provided , however , that no modification that impacts the rights or obligations of the Sub-Advisor may be made without the Sub-Advisor’s consent and signature.

16.3           Severability.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

16.4           Construction.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without regard to the principles of conflicts of laws thereof.

16.5           Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. In all events, nothing contained herein shall be read, construed, interpreted or applied in any manner that prevents or hinders the Company from qualifying as a real estate investment trust under Section 856(c) of the Code.

16.6           Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.7           Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

16.8           Titles Not to Affect Interpretation.  The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

16.9           Third Party Beneficiary.  The Sub-Advisor is intended to be a third party beneficiary of the Company’s payment and indemnification obligations hereunder. Except as set forth in the immediately preceding sentence and except for those Persons entitled to indemnification under Article 15 who shall be third party beneficiaries of this Agreement, no other Person is a third party beneficiary of this Agreement.

16.10         Counterparts.  This Agreement may be executed with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterpart signature pages or counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

16.11         Restricted Stock.  Each of the Company, the Advisor and the Sub-Advisor agrees that no restricted stock awards or grants shall be made by the Company to any Persons other than to (a) both the Advisor and the Sub-Advisor, or (b) the members of the Conflicts Committee. To the extent that the Company makes restricted stock awards or grants to the Advisor and the Sub-Advisor, the Company shall issue (and the Advisor and the Sub-Advisor shall use reasonable efforts to cause the Company to issue) 30% of such restricted stock awards or grants to the Advisor and 70% of such restricted stock awards or grants to the Sub-Advisor. In turn, each of the Advisor and the Sub-Advisor may allocate, in its sole discretion and as it may determine, all or any part of such restricted stock award or grant so issued to it to its or its Affiliates’ directors, officers, equity holders, partners, employees, members or to its respective Affiliates on such terms and conditions as may be determined by it. Notwithstanding Section 13.2, the provision of this Section 16.11 shall terminate upon termination of this Agreement in accordance with its terms.

[The remainder of this page is intentionally left blank.
Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Corporate Income Properties - ARC, Inc.

By: /s/ Gordon F. DuGan
Gordon F. DuGan, Chief Executive Officer

American Realty Capital Income Properties Advisors, LLC

By: /s/ William Kahane
William Kahane, President

With respect to Sections 13.3,	Northcliffe Sub-Advisor, LLC
Articles 9, 14, 15 and 16:
By: /s/ William F. DuGan
Gordon F. DuGan, Chief Executive Officer

[Signature Page to Advisory Agreement between Corporate Income Properties - ARC, Inc. and
American Realty Capital Income Properties Advisors, LLC]